As filed with the Securities and Exchange Commission on September 4, 2024

Registration No. 333-257281

Registration No. 333-223557

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-257281

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-223557

UNDER

THE SECURITIES ACT OF 1933

NOBLE OFFSHORE DRILLING, INC.

(as successor in interest to Diamond Offshore Drilling, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	76-0321760
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennie P. Howard

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE—

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Noble Offshore Drilling, Inc., a Delaware corporation (f/k/a Dolphin Merger Sub 2, Inc.) (the “Company”), as successor in interest to Diamond Offshore Drilling, Inc., a Delaware corporation (“Diamond Offshore”), deregister any and all securities remaining unsold or otherwise unissued under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by Diamond Offshore with the U.S. Securities and Exchange Commission (the “SEC”) on the dates set forth below:

1.	Registration Statement on Form S-3 (No. 333-257281), which was filed with the SEC on June 2, 2022, registering 20,229,065 shares of Diamond Offshore’s common stock, par value $0.0001 per share; and

2.

Registration Statement on Form S-3 (No. 333-223557), which was originally filed with the SEC on March 9, 2018, and amended by the post-effective amendment No. 1 to Form S-3, filed with the SEC on February 11, 2020, and by the post-effective amendment No. 2 to Form S-3, filed with the SEC on February 11, 2020, registering an indeterminate amount of debt securities; shares of Diamond Offshore’s preferred stock, par value $0.01 per share; shares of Diamond Offshore’s common stock, par value $0.01 per share; warrants, which may represent rights to purchase debt securities, preferred stock, common stock or other securities; subscription rights, which may represent rights to purchase debt securities, preferred stock, common stock or other securities; stock purchase contracts to purchase shares of preferred stock or common stock; and stock purchase units consisting of (a) stock purchase contracts; (b) warrants; and/or (c) debt securities or debt obligations of third parties, that would secure the holders’ obligations to purchase or sell, as the case may be, preferred stock or common stock under the stock purchase contract.

On September 4, 2024, pursuant to Diamond Offshore’s previously announced Agreement and Plan of Merger, dated June 9, 2024 (the “Merger Agreement”), by and among Diamond Offshore, Noble Corporation plc (“Noble”), Dolphin Merger Sub 1, Inc., an indirect wholly owned subsidiary of Noble (“Merger Sub 1”), and the Company, an indirect wholly owned subsidiary of Noble, under which, and upon the terms and subject to the conditions set forth therein, Merger Sub 1 merged with and into Diamond Offshore (the “first merger”), with Diamond Offshore surviving and becoming an indirect wholly owned subsidiary of Noble, and immediately thereafter, Diamond Offshore, as the surviving entity in the first merger, merged with and into the Company, with the Company surviving and continuing as an indirect wholly owned subsidiary of Noble.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to each of the Registration Statements. In accordance with undertakings made by Diamond Offshore in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on this 4th day of September, 2024.

NOBLE OFFSHORE DRILLING, INC.
(as successor in interest to Diamond Offshore Drilling, Inc.)

By:	/s/ Jennie Howard
Name:	Jennie Howard
Title:	Secretary

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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